EXHIBIT 11

                           STATEMENT RE COMPUTATION OF
                               PER SHARE EARNINGS

                                 MEDTRONIC, INC.
                                   (Unaudited)
                                 (in thousands)

Years ended April 30,                      1997        1996         1995
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           PRIMARY
-----------------------------------
Shares outstanding:
  Weighted average outstanding           238,693      237,436      230,480
  Share equivalents (1)(2)                 3,858        4,161        2,754
                                        --------     --------     --------
    Adjusted shares outstanding (2)      242,551      241,597      233,234
                                        ========     ========     ========

        FULLY DILUTED
-----------------------------------
Shares outstanding:
  Weighted average outstanding           238,693      237,436      230,480
  Share equivalents (1)(2)                 4,361        4,626        4,380
                                        --------     --------     --------
    Adjusted shares outstanding (2)      243,054      242,062      234,860
                                        ========     ========     ========


Net earnings                            $529,988     $428,306     $294,000
                                        ========     ========     ========

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(1)     Share equivalents consist primarily of nonqualified stock options.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.